Exhibit 10.26

Certain identified information (indicated by "[REDACTED]") has been excluded from this exhibit because it is both not material and is of the type the company customarily and actually treats as private or confidential.

Permanent Contract of Employment

Personal and Confidential

11 February 2025

Giovanni Angelini

[REDACTED]

Provided by email: [REDACTED]

Dear Giovanni,

Western Union Payment Services Ireland Limited – Office Italy with a registered office at Level 2, “The Loft”, Building 13, Pembroke District, Dundrum Town Centre, Sandyford Road, Dundrum, Dublin 16, Ireland with an office in Italy in Via Barberini 68, Rome, with tax code 10671321007 (the “Company”), confirms your continued permanent employment as President, Europe, Africa and MEPA subject to the terms and conditions set out below (the “Agreement”).

1.
DEFINED TERMS

1.1.
For the purposes of this Agreement, where the context admits:

“Affiliate” means an Entity that, directly or indirectly through one of more intermediaries, owns or Controls, is owned or is Controlled by, or is under common Ownership or Control with, another Entity;

“Confidential Information” means any data, information or documentation (however stored) of the Company or any other Group Company which is considered confidential and is not generally known to the public, including by way of illustration but not limited to:

(a)
trade secrets which includes any information that is competitively sensitive or commercially valuable relating to the past, present or future business activities of the Company or any Group Company including, but not limited to, product planning information, marketing strategies and results, business forecasts, strategies, operations and plans, customer lists, internal performance results, and any scientific or technical data, information, design, process, procedure, know how, formula, computer software, code, and inventions whether or not patentable or copyrightable;

(b)
financial information, including but not limited to finance reports, earnings, assets, debts, pricing, fee structures, purchase or sales volumes, sales estimates, discounts or other financial data;

(c)
supply and service information, including but not limited to information concerning the goods and services utilized or purchased by the Company or any Group Company, the names and addresses of agents, key accounts (any entity in conjunction with whom the Company or any Group Company provides any of its goods or services) and suppliers, terms of agent, key account and supplier service contracts, or of particular transactions, or information about prospective agents, key accounts or suppliers, to the extent that such information is not generally known to the public, and to the extent that the combination of key accounts or suppliers or use of particular key accounts or suppliers, though generally known or available, yields advantages to the Company or any Group Company the details of which are not generally known; and
(d)
information about customers, clients, suppliers, or employees that the Company or any Group Company considers confidential or it is prohibited by law, contract or policy from disclosing, including but not limited to nonpublic personal information regarding consumers, including names, addresses, financial transactions, account balances, credit status, and specific customer needs, personnel information including employees’ personal or medical histories, compensation and other terms of employment, promotions, hiring, resignations, disciplinary action, terminations, skills and qualifications, and training methods (nothing in this provision, however, is intended to prohibit you from disclosing to others information about your own compensation or working conditions);

“Control” means the power to direct the management or affairs of an Entity (and “Controls” and “Controlled”shall be read accordingly);

“Entity” means any corporation, limited or general partnership, limited liability company, joint venture, association, organization, other entity, or any branch, liaison, or representative offices of any entities;

“Group” means: (i) The Western Union Company and any of its Affiliates (other than the Company) and (ii) any undertaking which from time to time is the Company's subsidiary undertaking or its parent undertaking or which is a subsidiary undertaking of any such parent undertaking and “Group Company” and “Group Companies” shall be construed accordingly;

“Intellectual Property” means all intellectual property and associated rights including, without limitation, patents, patent applications, all inventions (whether patentable or not, and whether or not patent protection has been applied for or granted), improvements, developments, discoveries, proprietary information, trade marks, trade mark applications, trade names, websites, Internet domain names, logos, art work, slogans, know-how, technical information, trade secrets, processes, designs (whether or not registrable and whether or not design rights subsist in them), utility models, rights in get-up, copyright and related rights, design rights, data, databases and rights therein, works in which copyright may subsist (including computer software and preparatory and design materials therefor), and all works protected by rights or forms of protection of a similar nature or having equivalent effect anywhere in the world;

“IT Systems” includes, without limitation, the local and wide-area network infrastructure, telecommunications systems and components (including telephones, photocopiers, printers, laptops, iPads, iPhones, computers and servers), telematics devices installed in Company cars, as well as the software and applications running on and services provided by these systems including e-mail and voicemail, internet and intranet, instant messaging and file storage facilities of the Company and the Group;

“Leave Year” means 1 January to 31 December;

“Ownership” means the beneficial ownership of at least 10% of the voting securities of the Entity (The Western Union Company will be deemed to control any settlement network in which it has any equity Ownership); and

“Regulations” means any applicable laws, regulations, guiding principles, rules and codes of practice (including fitness and probity requirements) issued by any competent authority governing conduct and activities applicable to your employment and as amended from time to time.

1.2.
The schedules to this Agreement form part of and are incorporated into it.

2.
APPOINTMENT/TERM

2.1.
The Company appoints you as President, Europe, Africa and MEPA, reporting to Devin McGranahan or such other person as notified to you by the Company from time to time.

2.2.
Effective from 1 October 2024, this Agreement will entirely replace and supersede the terms and conditions of the contract of employment dated December 9, 2020, which together with its schedules will no longer be valid or enforceable for any reason. Your employment with the Company commenced on January 1, 2021 and will continue (subject to the terms of this Agreement) unless and until terminated by either party in accordance with clause 18 below.

2.3.
For continuity of employment purposes, your employment start date with Western Union is February 1, 2002.

2.4.
You will remain an Executive (Dirigenti) under the National Collective Bargaining Agreement for Dirigenti-level employees in the Trade Sector (“CBA”), as in place from time to time.

3.
DUTIES AND POWERS

3.1.
A non-exhaustive job description setting out your main duties and responsibilities is attached as Schedule 1. In addition, you will be required to perform such other duties and tasks as may be reasonably required from time to time, according to Article 2103 of the Italian Civil Code.

3.2.
During your employment, you agree that you will:

3.2.1.
competently and diligently perform such duties and responsibilities and exercise such powers and functions as may be assigned to you or vested in you by the Company or Group Company from time to time;

3.2.2.
devote the whole of your working time, attention and abilities to the business of the Company and/or any Group Company (unless prevented by ill health or accident);

3.2.3.
promote and develop the business and act in the best interests of the Company and the Group and not do anything against the best interests of the Company or the Group;

3.2.4.
comply with all reasonable and lawful directions given to you by the Company or any Group Company (as applicable);

3.2.5.
report any conflict of interest or unlawful activity or conduct to your manager or the Business Integrity Office immediately on becoming aware of it;

3.2.6.
not engage in any activity (whether compensated or not) outside your employment which may detract from or conflict with the proper and timely performance of your duties under this Agreement;

3.2.7.
not, except as a representative of the Company or with the prior written approval of the Company, whether paid or unpaid and whether or not competitive with the business of the Company or any Group Company, be directly or indirectly engaged, concerned or have any financial interest in any capacity, whether as an employee, director, owner, partner, shareholder, agent or any other capacity) in any other business, trade, profession or occupation (or the setting up of any business, trade, profession or occupation), provided that you may hold an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company (whether or not it is listed or dealt in on a recognized stock exchange);

3.2.8.
not introduce to or plan or attempt to introduce to any other person, firm, company or organization, business of any kind with which the Company, or any Group Company, is able to deal;

3.2.9.
not have any financial interest in, or derive any financial or other benefit from, contracts or transactions entered into by the Company (or any Group Company for which you have performed services under this Agreement) with any third party, without first disclosing such interest or benefit to the Company and obtaining its prior written approval; and

3.2.10.
maintain any regulatory licenses or approvals applicable to your position and comply with all Regulations (including, without limitation, any fitness and probity obligations and any codes of conduct) and any rules, policies and procedures of the Company or any Group Company in force from time to time that relate to the Regulations and which are applicable to your employment, and immediately notify the Company if you fail to maintain such licences or approvals or cease the meet any requirement of the Regulations.

3.3.
You may be appointed from time to time as a director, officer or branch representative of any Group Company. You agree that performing such a role from time to time forms part of your duties and responsibilities. You further acknowledge and agree that the base salary payable under this Agreement includes any amounts payable in respect of any such appointment and you will not be entitled to any additional remuneration in respect of any such appointment. You agree to resign from such position on written request.

3.4.
You will receive the training provided for by Articles 36 and 37 of Legislative Decree no. 81/2008 (Health and Safety Act in the Workplace), which you are required to attend, according to the instructions that will be provided to you over time, as well as any training required by the CBA applied.

4.
PLACE OF WORK

4.1 Your normal place of work will be the Company’s office currently at Via Barberini 68, Rome. The Company reserves the right to assign you to a different place of work in accordance with Article 2103 of the Italian Civil Code.

4.2 We may require you to travel both within Italy and overseas as part of your duties and to work temporarily at any location within Italy or overseas, including the premises of any Group Company. The remuneration in clause 6 is inclusive of compensation in return for this obligation.

5.
HOURS

5.1.
Taking into account your duties and responsibilities and the manner in which your work is performed, you will not be subject to any working time limit provided for by Articles 3, 4, 5, 7, 8, 12 and 13 of the Legislation Decree no.66/2003 and its subsequent amendments. As a result, you will not be entitled to any payment or time off in lieu in respect of any overtime worked and your remuneration in clause 6 is intended to compensate you for all working time.

5.2.
As a guideline only, working hours in the Rome office are generally between 9.00 a.m. to 6.00 p.m. (with a one hour break for lunch) Monday to Friday inclusive (and such additional hours as required).

6.
REMUNERATION, EXPENSES AND DEDUCTIONS

6.1.
As comprehensive remuneration for all activities performed and as compensation for all obligations, the Company shall pay you a base gross annual salary of EUR 451,630.50 payable in 14 installments inclusive of the Superminimo Assorbibile and any other supplementary payments due under the NCA but exclusive of any allowances and bonus, which shall accrue from day to day and be paid in accordance with the Company’s normal payroll and other practices, subject to the deductions and withholdings authorized or required by law.

6.2.
The monthly payment will be made on the 27th day of each month. In the event that the 27th is a Saturday, Sunday or a public holiday, the payment will be anticipated to the immediately preceding business day. The thirteenth month’s salary will be paid by December 24th and the fourteenth month’s salary will be paid to you by June 15. The payments will be made via bank transfer to your nominated account.

6.3.
The remuneration set out in clause 6.1 is comprehensive and is inclusive of any rate of pay increase that could originate from any source, substituting any other form of payment or remunerative compensation. The remuneration is deemed to include any rate of pay increase issued or decreed in the future by the CBA and any other collective agreements or legislation.

6.4.
The Company will reimburse you for reasonable and necessary approved expenses wholly and properly incurred by you in the course of your employment and in the furtherance of the Company’s business subject to the provision of receipts or other proof of such expenses as required by the Company and compliance with the Global Travel, Gift and Entertainment Policy in force from time to time.

6.5.
You shall pay to the Company any sums owing by you to the Company or other Group Company upon demand by the Company at any time (whether during your employment by the Company or after its termination), including without limitation, any overpayments of salary, overpayment of holiday pay, loans or advances made to you by the Company or a Group Company.

6.6.
The Company pays social security contributions to INPS and insurance contributions to INAIL. You will be entitled to supplementary social security and health care treatment, if any, set out in the applicable CBA.

6.7.
The Senior Executive Performance Incentive Plan provisions of Schedule 2 shall apply to your employment.

6.8.
The Long-Term Incentive Plan provisions of Schedule 3 shall apply to your employment.

6.9 You will receive a gross car allowance of EUR 1,000 per month related to the use of your personal vehicle for professional travel needs, subject to any applicable Company car policy or guidelines, as amended from time-to-time. The car allowance shall not be treated as part of your base salary for any purpose and shall not be pensionable.

7.
BENEFITS

7.1.
You may be eligible to participate in certain benefit schemes, full details of which are available from People Services, subject in each case to you meeting (and continuing to meet) any eligibility criteria, terms, requirements and conditions imposed by the Company and/or the relevant provider from time to time.

7.2.
Benefits are provided at the Company’s discretion, there is no contractual entitlement to any of them and they are subject to the terms and conditions applicable under the relevant policies, plans or schemes in force from time to time and subject to your compliance with any eligibility requirements set by the Company and any appointed insurer. The Company reserves the right to substitute another provider of any of the benefits available to you. Any benefits may be replaced, amended, terminated or withdrawn (with or without providing a replacement) by the Company at any time. In the event a provider of any of the Company's benefits refuses for any reason (whether under its own interpretation or the relevant policy or plan document or otherwise) to provide any benefits to you or applies any limitations under the applicable scheme(s), the Company shall not be liable to provide an alternative or compensate you for the loss of or limitation to such benefits.

8.
HOLIDAYS AND PAID LEAVE

8.1.
You will be entitled to a period of annual paid holiday equal to 30 days, within the terms and conditions provided for by Article 13 of the applicable CBA. All holidays must be pre-approved and taken at such time or times convenient to the business and in accordance with any leave policy in force from time to time. The Company may direct you to take holidays to which you are entitled at a particular time according to business need.

8.2.
If, for exceptional work-related reasons, it is necessary for a period of holiday to be interrupted, you will be entitled to take the unused holidays at a later date within the Leave Year, and you may be reimbursed for any reasonable and necessary expenses incurred as a result of an early return to work.

8.3.
At least two weeks holiday must be taken in the Leave Year in which it accrues and at least two more weeks (if applicable) in the 18 months following the Leave Year in which it accrues.

8.4.
The compensation for unused holidays exceeding four weeks should be paid within the month of July immediately following the year in which it was accrued.

8.5.
Upon termination of your employment, you will be entitled to a payment in lieu of any accrued, untaken holiday entitlement in the Leave Year during which your employment terminates. If you have taken more holidays than you are entitled to in the Leave Year in which your employment terminates, you agree that the Company will deduct from your final salary payment or other monies owed to you on termination an amount in respect of each such day taken.

8.6.
You are entitled to the paid public holidays provided for by Law no. 260/1949 and the applicable CBA.

8.7.
In lieu of the four former public holidays no longer recognized as public holidays, you will be annually entitled to four days of paid leave to be used within the year of accrual. Any paid leave not used within the year of accrual will be lapsed and paid in the January pay slip of the following year.

8.8 You will be entitled to paid leave (permessi retributi), as provided for by the applicable law and CBA, such as: paid leave, rest periods and other paternity leave according to Legislative Decree no. 151/2001, as well as Article 19 of the applicable CBA; leave to care for a relative with a severe disability, according to Article 33 of Law no. 104/1992; three days’ leave in case of the death of or the documented severe illness of your spouse or of a relative up to the second degree or of the partner, according to Article 4 of Law no. 53/2000; leave for thermal treatments, according to Article 16 of Law no. 412/1991, as well as of the Attachment 9 of DPCM (Prime Ministerial Decree) of January 12, 2017; leave for treatment for the disabled, according to Article 7 of Legislative Decree no. 119/2011; leave for bone marrow donation, according to Article 5 of Law no. 52/2001; leave for blood donation, according to Article 8 of Law no. 219/2005; leave for civil protection volunteering, according to Article 39 of Legislative Decree no. 1/2018; and leave for marriage according to Article 14 of the CBA.

9.
SICKNESS ABSENCE AND INCAPACITY

9.1.
If you are absent from work due to incapacity you must notify the Company of your absence as soon as possible.

9.2.
You will be entitled to sick leave in accordance with the terms of the NCA in force from time to time.

10.
COMPANY PROPERTY

10.1.
You will take reasonable care to avoid damage to or loss of all property of the Company and the Group in your possession or under your control and you must inform the Company immediately if any such property is damaged or lost.

10.2.
On termination of your employment or if requested by the Company at any other time, you will return all property of the Company and any Group Company which you have in your possession or under your control including any Confidential Information (whether such materials were prepared by the Company, you or a third party). You will provide the Company with any passwords that are required to access the information, IT Systems or other Company property that you return.

10.3.
You acknowledge that the IT Systems and all internet usage, oral communications, telephone conversations, emails, information and messages or any part of a message (whether in the form of data, texts, images, speech or any other form) accessed, transferred via and/or stored on the IT Systems, including any recording and/or copies made of such communications, and any attachments to such communications made via the IT Systems are logged and/or recorded, are the property of the Company and any applicable Group Company.

10.4.
Reasonable, non-commercial personal use of IT Systems is permitted, provided the use does not result in a loss of your or any other employee’s productivity, interfere with your duties or the Company’s or any Group Company’s business, reduce the ability of others to access or use any such system, does not involve additional expense to the Company or any Group Company and does not conflict with or breach any Company or Group Company policy, rule or regulation. Any use that is excessive or unreasonable may lead to disciplinary action up to and including termination of employment.

10.5.
You must comply with Western Union’s Information Security Acceptable Use Policy, Western Union’s End User Equipment, Email and Messaging Policy and all other applicable Company and Group Company policies relating to the IT Systems in force from time to time.

11.
INTELLECTUAL PROPERTY

11.1.
If at any time in the course of, or in connection with, your employment you make or discover or participate in the making or discovery of any Intellectual Property directly or indirectly relating to or capable of being used in the business carried on by the Company or any Group Company, full details of such Intellectual Property shall immediately be disclosed in writing by you to the Company and such Intellectual Property and all associated rights shall be the absolute property of the Company so far as the law allows. To the extent that the Intellectual Property does not vest automatically, you will hold it on trust for the Company. At the request and expense of the Company, you shall give and supply all such information, data, materials and assistance as may be necessary or in the opinion of the Company desirable to enable the Company to exploit the Intellectual Property to the best advantage (as decided by the Company), and shall execute all documents and do all things which may be necessary for obtaining patent or other protection for the Intellectual Property in such parts of the world as may be specified by the Company and for vesting ownership or effecting, perfecting or evidencing the vesting of ownership in the Company or as it may direct.

11.2.
You hereby assign to the Company by way of prospective assignment the copyright and rights in designs (whether registered or unregistered) and other proprietary rights for the full terms thereof throughout the world in respect of all copyright works and designs originated, conceived or made by you (except only those copyright works and designs wholly unrelated, both directly and indirectly, to the activities of the Company or any Group Company and those written, originated, conceived, or made wholly outside the period of your employment with the Company). You hereby expressly waive unconditionally and irrevocably in favor of the Company and all Group Companies any and all of your present and future moral rights and rights of a similar nature which you have or may have under any applicable laws in respect of all copyright which forms part of the Intellectual Property which is vested in the Company pursuant to this section or otherwise at law.

11.3.
If you shall at any time make or discover, or participate in the making or discovery of, Intellectual Property which belongs to the Company then you shall not without the written consent of the Company apply for patent or other protection for such Intellectual Property either in Italy or elsewhere, and shall not do anything which might adversely affect the Company's right to obtain patent or other protection.

11.4.
You shall not, without the Company's written consent, use the Company's Intellectual Property other than in the proper performance of your duties, for the purpose of the Company's business or as otherwise directed by the Company.

11.5.
You shall ensure that all documents and other materials produced by you in the course of your employment will be original and will not infringe the intellectual property rights of any third party.

11.6.
Without prejudice to any specific legal rights which you may otherwise have, you acknowledge that you are not entitled to any additional remuneration or compensation in respect of your compliance with this section.

12.
CONFIDENTIAL INFORMATION

12.1.
You agree that your work for the Company will bring you into close contact with and give you access to Confidential Information, the unauthorized disclosure, use or copying of which would cause the Company significant and irreparable harm. You therefore agree to comply with the restrictions and obligations in this section.

12.2.
Without prejudice to any other legal duties you owe to the Company, you agree that you will not (except in the proper performance of your duties), use, copy or disclose to any other person, organization, or entity any Confidential Information for your own benefit or that of any other person, organization, or entity or to the detriment of the Company or any other Group Company. You further agree to keep secret and use your best endeavors to prevent any unauthorized use, copying or disclosure of any Confidential Information. The obligations set forth herein shall apply during your employment and after its termination for whatever reason without limit in time, but shall not apply to any Confidential Information which shall have become generally known to the public through no act, default or omission by you.

12.3.
You must not send, forward or otherwise transfer to a personal email account or to any other unauthorized recipient, any Confidential Information or other property of the Company or any Group Company.

12.4.
Should you be required by law, regulation or court order to disclose any Confidential Information, you must notify the Company prior to making such disclosure and you shall only disclose information that is legally required.

13.
PROCESSING AND USE OF PERSONAL DATA AND EMPLOYEE MONITORING

13.1.
For information about the types of personal data the Company or any Group Company obtains about you, why it is processed, the legal grounds relied on, where the data comes from, with whom the data is shared, how long it is kept, and your rights regarding the use of your personal data, please refer to the Employee and Contractor Data Privacy Notice, a copy of which is available from People Services or via the Western Union intranet. This notice is non-contractual and may be updated or replaced from time to time.

13.2.
For information about how the Company or any Group Company may monitor, access, examine and otherwise intercept IT Systems communications, by human or automated means and monitor the activities of employees from time to time, please refer to the Employee and Contractor Monitoring Privacy Notice, a copy of which is available from People Services or via the Western Union intranet. This notice is non-contractual and may be updated or replaced from time to time.

13.3.
You agree to comply with the terms of the Western Union Global Privacy Policy and any other policies and guidance on data privacy in force from time to time and complete any training on data privacy as required from time to time.

14.
POLICIES

14.1.
You agree to comply with the rules, policies and procedures of the Company and any Group Company applicable to your employment including, without limitation, the Western Union Company Code of Conduct, the Global Anti-Money Laundering and Counter-Terrorist Financing Policy Statement and the Global Anti-Corruption Policy, as each is in force from time to time. The rules, policies and procedures of the Company and the Group Companies are non-contractual and may be amended, replaced or withdrawn by the Company at any time.

14.2.
Failure to comply with or breach of any of the provisions contained in the rules, policies and procedures of the Company and any Group Company applicable to your employment may lead to disciplinary action up to and including termination of your employment.

15.
TERMINATION

15.1.
Your employment under this Agreement is permanent and indefinite but may be terminated with immediate effect by the Company without notice and with no liability to make any further payment to you (other than in respect of amounts accrued as at the date of termination) if you at any time (without limitation and subject to the terms of the NCA in place from time to time):

15.1.1.
commit an act of gross misconduct; or

15.1.2.
commit any serious or repeated or continual breach or non-observance of any of the terms of this Agreement or Western Union’s rules, policies or procedures; or

15.1.3.
are negligent or incompetent in the discharge of your duties; or

15.1.4.
refuse or neglect to comply with any lawful and reasonable direction of the Company; or

15.1.5.
are made bankrupt; or

15.1.6.
are charged with or convicted of any criminal offence (other than a road traffic offence for which a penalty of imprisonment cannot be imposed); or

15.1.7.
act in a way which brings or is likely to bring the name or reputation of the Company or any Group Company into disrepute or prejudice the interests of the business of the Company or any Group Company; or

15.1.8.
commit any act which constitutes an offence of bribery by you, the Company or any Group Company whether done for the Company's or Group Company’s benefit or not; or

15.1.9.
cease to be eligible to work in Italy; or

15.1.10.
any other ground warranting summary termination under applicable law.

15.2.
The exercise by the Company of its right of termination above shall be without prejudice to any other rights or remedies which the Company may have or be entitled to exercise against you. Any delay by the Company in exercising the right of termination shall not constitute a waiver thereof.

15.3.
In case of termination, other than for just cause in accordance with clause 15.1 above, pursuant to Article 2119 of the Italian Civil Code or other cases provided for by the applicable CBA or the law, the terminating party shall observe a notice period, pursuant to Articles 2118 and 2121 of the Italian Civil Code and under the terms and conditions of Articles 37 and 39 of the applicable CBA.

15.4.
If a terminating party does not comply with the notice period, except as provided by Article 2119 of the Italian Civil Code, the terminating party shall give the other a payment of an amount equal to the remuneration that you would have received during the period of unobserved notice, as calculated according to Article 2121 of the Italian Civil Code.

15.5.
The Company may terminate this Agreement and your employment by giving notice to you that the applicable notice outstanding period (as referred to in clause 15.4) will be substituted by a payment in lieu, calculated as per Article 2121 of the Italian Civil Code.

15.6.
The dismissal shall be communicated in the form and with the procedures specified by applicable law and the CBA in force from time to time.

15.7.
If you resign, it must be submitted via telematic means, pursuant to Article 26 of Legislative Decree no. 151/2015. In the cases provided for by the law (Article 55, paragraph 4, of Legislative Decree no. 151/2001, Article 35, paragraph 4, of Legislative Decree no. 198/2006), the resignation must be validated by the competent inspection service of the Ministry of Labour and Social Policies.

15.8.
The post-termination restrictions of Schedule 4 shall apply on the termination of your employment.

16.
SUSPENSION

16.1.
The Company may suspend you with pay for no longer than is necessary to investigate any allegation of misconduct against you or so long as is otherwise reasonable while any disciplinary procedure against you is outstanding.

16.2.
During any suspension period:

16.2.1.
You will not render all or any of your duties or require you to perform only such duties, specific projects or tasks expressly assigned by the Company;

16.2.2.
you may be excluded from any premises of the Company and any Group Company;

16.2.3.
you will be prohibited from contacting employees, customers, clients, agents and professional contacts of the Company and any Group Company except in a personal capacity;

16.2.4.
your connection to the IT System may be disabled or restricted;

16.2.5.
you will make yourself available by telephone during normal working hours and will ensure your manager knows where you will be and how you can be contacted during each working day (other than days taken as holiday which have been approved in the usual way);

16.2.6.
you will remain an employee of the Company and will continue to be bound by the express and implied duties of your employment.

17.
OTHER TERMS

17.1.
This Agreement, including the Schedules to it, constitute the entire agreement and understanding between the parties relating to your employment by the Company and supersedes any oral or written agreements between you and the Company or any Group Company existing prior to this Agreement, or any other previous understanding, agreements, arrangements and any other discussions that you may have had with the Company or any Group Companies relating to your employment.

17.2.
You warrant that you have not been induced to enter into this Agreement in reliance on, nor have you been given, any representation, agreement or undertaking of any nature other than as are expressly set out in this Agreement, provided that nothing in this clause shall limit or exclude the liability of the Company for fraud.

17.3.
The Company reserves the right to make reasonable changes to this Agreement from time to time which will be notified to you, otherwise this Agreement may be altered only by a written agreement signed by or by authorized signatories on behalf of the parties.

17.4.
Clauses 6.3, 12 (Intellectual Property) and 13 (Confidential Information) and Schedule 4 and any other provisions of this Agreement which are expressed to apply or are capable of applying following termination of this Agreement shall survive termination of this Agreement howsoever caused and shall remain in full force and effect notwithstanding such termination.

17.5.
No delay by the Company or Group Company in enforcing any right under this Agreement constitutes a waiver of such right.

17.6.
Each of the obligations in this Agreement shall be construed as separate and independent given for the benefit of the Company and the Group Companies and may be enforced by the Company on behalf of any of them. In the event of any clause contained in this Agreement being declared invalid, void or unenforceable by any court of competent jurisdiction, all other clauses and parts thereof shall be unaffected and remain in full force and effect.

17.7.
This Agreement may be executed as two or more counterparts.

17.8.
The parties understand and agree that they have the right to execute this Agreement through paper or through electronic signature technology. The parties agree that to the extent they sign electronically, their electronic signature is the legally binding equivalent to their handwritten signature.

17.9.
Other than the parties to this Agreement and any Group Company, no person has a right to enforce any term of this Agreement.

17.10.
Additional terms and conditions of employment are set out in the applicable CBA which was signed by Confcommercio and by Manageritalia and can be found at: https://www.cnel.it/Archivio-Contratti-Collettivi/Archivio-Nazionale-dei-contratti-e-degli-accordi-collettivi-di-lavoro/Contrattazione-Nazionale/Ricerca-CCNL.

18.
GOVERNING LAW AND JURISDICTION

18.1.
This Agreement shall be governed and construed in accordance with the law of Italy.

18.2.
Both parties shall submit to the non-exclusive jurisdiction of the courts of Italy in the event of a dispute.

/s/ Debora Zorz_____________________________	2/14/2025__________________________
Debora Zorz	Date

Human Resources

Western Union Payment Services Ireland Limited – Office Italy

/s/ Giovanni Angelini_________________________	2/14/2025__________________________
Giovanni Angelini	Date

SCHEDULE 1

JOB DESCRIPTION

President, Europe, Africa and MEPA

Reporting to the CEO, the President of Europe, Africa, Middle East, Pakistan and Afghanistan is responsible for driving execution within the regions to deliver against Western Union’s strategic pillars, regional goals, and expected business results. This role is engaged at an operational level within these regions to ensure the strategy, products and services are aligned to the needs of our customers and the digital and ecosystem opportunities that we know exist in our business today. This role will focus on localizing our global product and solution portfolio and bringing it to local markets. Position has full P&L responsibility to deliver revenue and profit growth for all products, channels, and customer segments.

Key Responsibilities

•
Manage interpersonal relationships with corporate teams and Regional and Support teams who report into this role, either directly or indirectly.
•
Profitable market share maintenance leveraging on key product offerings and partners.
•
Deliver on growth objectives for all products by ensuring market/business unit leaders and sales teams incentives are aligned.
•
Bring voice of the customer / partner to product teams to enhance product proposition.
•
Ensure quality control of the network, and productivity.
•
Orchestrate across Western Union regions products for the right client solution offering.
•
Ensure teams are set up for success, both for outbound business development, as well as inbound collaboration with sending countries.
•
Manage the retail model of the future in the region, based on network and go-to-market activation.
•
Ensure and enhance use of analytics in the forecasting process, based on corridors and use case approach to the business.
•
Develop a structured approach to market insights and ensure organization wide visibility.
•
Continue to manage and upskill regional business team to be fit for GTM model and enterprise sales.
•
Jointly develop a seamless product – sales collaboration model to ensure agile decisioning and prioritization.
•
Bring next level of automation, self-service, in-lane and workflow management to deliver cost advantage and efficiencies.
•
Best in class onboarding and overall partner experience.
•
Ensure compliance and quality of network.

SCHEDULE 2

SENIOR EXECUTIVE PERFORMANCE INCENTIVE PLAN

1.
You are eligible to participate in the Company’s annual Senior Executive Performance Incentive Plan (“Plan”), subject to the terms and conditions of the Plan in force from time to time. The Plan allows eligible participants to earn compensation for meeting and exceeding specified goals that contribute to the overall success of the Company, including annual corporate, business unit/division, regional, and individual performance goals. Eligibility for any payments under the Plan is contingent upon your executing an acknowledgement of, and agreement to the terms and conditions applicable to your participation in the Plan on an annual basis. Your participation in the Plan during any one year confers no rights upon you or any obligations on the Company to continue your participation in the Plan, or to continue the Plan, or to make any payments of any kind, or entitle you to participate in the Plan in succeeding years, and the value of any compensation payment under the Plan in one year shall be neither indicative nor determinative of your entitlement to or the level of any payment in any subsequent year. No bonus payment will be made if (for whatever reason) on the date on which payment would otherwise be made you are no longer employed by the Company or any Group Company or you are under notice to terminate your employment (whether notice was given by you or the Company or any Group Company). You will be provided with written information about the Plan, including the terms and conditions applicable to your participation therein.
2.
You will continue to be eligible to participate in the Plan for the current calendar year with a target incentive bonus of 100% of your annualized base salary. Your target incentive bonus, if any, may change from year to year in the Company's sole discretion.
3.
Plan payments are not characterized as salary (stipendio), global salary (retribuzione globale di fatto) or an acquired right (diritto acquisito) and shall not be pensionable, subject to the requirements of the applicable NCA in force from time to time.
4.
The Company may modify, suspend, amend or terminate the Plan in its sole discretion, including without limitation, the performance measures at any time without prior notice.

SCHEDULE 3

LONG-TERM INCENTIVE PLAN

1.
The Company may, from time to time, recommend to the Compensation and Benefits Committee of the Board of Directors of The Western Union Company (the “Committee”) or its delegate that you be considered for a grant of equity awards pursuant to the terms of The Western Union Company’s 2024 Long-Term Incentive Plan (or a successor plan) ("LTIP”).
2.
You are eligible to participate in the LTIP in such form as is approved by the Compensation and Benefits Committee, with an aggregate target equity value of $1,000,000 (USD) as of the grant date, provided that the amount of an annual equity award may be adjusted based on individual and corporate performance and the amount granted in one year shall not be determinative of your entitlement to or the level of any award in any subsequent year.
3.
All awards under the LTIP are subject to the discretion of and require approval from the Committee and the acceptance by you of the terms and conditions of each award. All your rights and obligations with respect to any LTIP awards granted to you are subject to the terms and conditions of the LTIP as well as the terms and conditions of the applicable award agreements. The Company may amend or terminate the LTIP at any time, without prior notice, subject to the terms of the LTIP. The terms of the LTIP and any grants that you may receive under the LTIP will be governed by the laws of the State of Delaware, USA.
4.
LTIP awards are not characterized as salary (stipendio), global salary (retribuzione globale di fatto) or an acquired right (diritto acquisito) and shall not be pensionable, subject to the requirements of the applicable NCA in force from time to time. For tax purposes, any benefits under the LTIP may be taxed as salary income to you. It is your individual responsibility to comply with any income taxes, social insurance contributions and any other taxes due in relation to any awards.

SCHEDULE 4

POST-TERMINATION RESTRICTIONS

1.
PREAMBLE
1.1.
You agree that your employment with the Company will bring you into close contact with, knowledge of and influence over valuable business interests of the Company and other Group Companies including, without limitation, customer, client, key account or agent relationships, and Confidential Information, and its or their respective workforces. To protect these interests and in consideration of your ongoing employment with the Company and the remuneration paid to you from time to time, you agree to be bound by the restrictions contained in this Schedule on the termination of your employment for whatever reason.
2.
DEFINITIONS
2.1.
For the purposes of this Schedule, where the context admits:

“directly or indirectly” means you acting either alone or jointly with or on behalf of any other person, firm or company, whether as principal, agent, partner, manager, employee, shareholder, contractor, director, consultant, investor or otherwise and whether for your own benefit or that of others;

“Prospective Client” means any customer, client, agent or key account who has been engaged in negotiations with a view to contracting with the Company or any Group Company in connection with any of its or their goods or services and in relation to which negotiations you have been directly and materially involved in the course of your employment at any time during the Relevant Period;

“Relevant Period” means the period of 12 months immediately prior to the Termination Date;

“Relevant Area” means Italy, the United Kingdom and the United States of America;

“Restricted Business” means the business or businesses (or part thereof) carried on by the Company and/or any Group Company in or with which you have been materially involved or concerned in the course of your employment at any time during the Relevant Period;

“Restricted Client” means any customer, client, agent or key account (i) with whom you had direct and material business dealings or (ii) in respect of whom you were in possession of Confidential Information, in the course of your employment at any time during the Relevant Period;

“Restricted Person” means any person employed or engaged by the Company or any Group Company (i) in an executive or senior management position, (ii) whom you managed, reported to, or who reported to you, or (iii) who is in possession of Confidential Information and will or is likely to be able to assist or benefit a person, firm or company in, or planning to be in, competition with the Company or any Group Company, and in each case with whom you had material dealings in the course of your employment at any time during the Relevant Period; and

“Termination Date” means the date on which your employment under this Agreement terminates for whatever reason.

3.
NON-SOLICITATION OF RESTRICTED PERSONS

3.1.
You agree that you shall not during the twelve month period from the Termination Date, directly or indirectly, (i) employ, engage, solicit or entice away, (ii) endeavor to employ, engage, solicit or entice away or (iii) assist any other person, firm or company, whether by means of the supply of names or expressing views on suitability or otherwise, to employ, engage, solicit or entice away, any Restricted Person, whether or not such person would commit a breach of contract by reason of such employment or engagement.

4.
NON-COMPETITION

4.1.
You agree that you shall not during the six month period from the Termination Date, directly or indirectly, without the prior written consent of the Company:

4.1.1.
be engaged or employed by or concerned or interested in any capacity in any trade or business or occupation whatsoever in the Relevant Area which at any time during the restricted period (i) competes, (ii) will compete or (iii) is likely to compete with the Restricted Business; or

4.1.2.
be engaged or employed by or concerned or interested in any capacity in any Restricted Client in the Relevant Area where such engagement, employment, concern or interest (i) will reduce, or (ii) is likely to reduce, the amount of Restricted Business provided to such Restricted Client; or

4.1.3.
be engaged or employed by or concerned or interested in any capacity in any Prospective Client in the Relevant Area where such engagement, employment, concern or interest (i) will interfere with, or (ii) is likely to interfere with negotiations for the provision of any of goods or services between the Company or any Group Company and such Prospective Client; or

4.1.4.
solicit the business of or entice away from or endeavor to solicit the business of or entice away from the Company or any Group Company any person, firm or company who is (i) a Restricted Client or (ii) a Prospective Client; or

4.1.5.
deal with any person, firm or company who is (i) a Restricted Client or (ii) a Prospective Client, in competition with the Company or any Group Company,

provided that you may hold an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company (whether or not it is listed or dealt in on a recognized stock exchange).

4.2.
In consideration of the foregoing, the Company shall pay you the equivalent of 30% of one month’s base salary as at the Termination Date, for each month of the six month period from the Termination Date.

4.3.
Any breach of any of the ongoing obligations under clause 4.1 shall release the Company from payment under clause 4.2 and you shall be liable to reimburse the Company in respect of any amounts paid to you under clause 4.2 (without prejudice to any other claim or legal action the Company may take).

4.4.
You agree that any breach of the non-competition obligation will render you liable to pay to the Company a lump sum equivalent to six months’ base salary (calculated as at the Termination Date), without prejudice to any other claim or legal action the Company may take).

5.
GENERAL

5.1.
Each of the restrictions and obligations in this Schedule shall be construed as a separate and independent restriction and obligation given for the benefit of the Company and the Group Companies and may be enforced by the Company on behalf of any of them. If one or more of the restrictions or obligations is found to be invalid, void or unenforceable, but would be valid or enforceable if part of the restriction or obligation were deleted, then such restrictions or obligations shall apply with such deletions as may be necessary to make them enforceable. In the event of any clause contained in this Schedule being declared invalid, void or unenforceable by any court of competent jurisdiction, all other clauses and parts thereof shall remain in full force and effect and shall not be affected thereby.

5.2.
The restrictions contained in this Schedule, on which you have had the opportunity to take independent legal advice, are considered fair and reasonable by the parties, and necessary for the protection of the legitimate interests of the Company and Group Companies.

5.3.
If any restriction is found by any court or other competent authority to be void or unenforceable the parties shall negotiate in good faith to replace such void or unenforceable restriction with a valid restriction which, as far as possible, has the same legal and commercial effect as that which it replaces.

5.4.
You agree that, in the event of you receiving from any person or entity an offer of employment or engagement (whether oral or in writing and whether accepted or not) either during the continuance of your employment under the Agreement or during the continuance in force of all or any of the restrictions set out in this Schedule, you shall immediately inform the Company of the identity of the offeror and its terms. Without prejudice to your obligations in relation to confidentiality, you will provide to the person or entity making the offer details of the substance of the restrictions contained in this Schedule.